US Airways Group, Inc.
US Airways, Inc.
Arlington, Virginia

May 11, 2000

Ladies and Gentlemen:

We have been furnished with a copy of the combined Form 10-Q of US Airways Group, Inc. ("US Airways Group") and US Airways,
Inc. ("US Airways"), collectively referred to as the "Companies" for the three months ended March 31, 2000, and have read the Companies' statements contained in Note 1 to the condensed consolidated financial statements included therein. As stated in Note 1, the Companies changed their method of accounting for the sale of mileage credits in its Dividend Miles program from recognizing revenue when the credits are sold to deferring a portion of the revenue attributable to future transportation and recognizing it as passenger revenue when the service is provided. Also, as stated in Note 1, the newly adopted accounting principle is preferable in the circumstances because the Companies believe the new method results in a better matching of revenues with the period in which travel services are provided. In accordance with your request, we have reviewed and discussed with officials of the Companies the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Companies as of any date or for any period subsequent to December 31, 1999, nor have we audited the information set forth in the aforementioned Note 1 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Companies compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Companies' circumstances.


Very truly yours,

/s/ KPMG LLP
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